CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

SOURCE LEUKOCYTES AND PLASMA AGREEMENT
FOR TRANSFUSIBLE BLOOD PRODUCTS
FOR IN VIVO HUMAN SUBJECT RESEARCH USE

THIS SOURCE LEUKOCYTES AND PLASMA SERVICES AGREEMENT (“Agreement”) is entered into as of the Effective Date (as defined below) by and between The American National Red Cross, Penn-Jersey Blood Services Region (“ARC”), a non-profit corporation with offices located at 700 Spring Garden Street, Philadelphia, PA 19123 and Macrocure Ltd. (“Customer”), a company incorporated under the laws of the State of Israel with a place of business at 9 Bareket Street, Kiryat Matalon, Petach Tikva 49205, Israel.

ARC provides blood services, including the collection of blood from donors and the testing, packaging and distribution of blood, blood components and derivatives, to those in need of such products and services throughout the United States.

Customer desires to engage ARC to provide certain services in support of a clinical trial, as more fully described below, and ARC is willing to provide such services, subject to the terms and conditions of this Agreement.

ARC and Customer are parties to a Manufacturing Agreement dated July 11, 2010 (the “Manufacturing Agreement”), pursuant to which ARC and Customer agreed to enter into a supply agreement to serve as the general framework for, and to govern the supply of, the BRM (as such term is defined below) by ARC to Customer.

ARC has the know-how, expertise, capability, experience and the infrastructure necessary to supply the BRM to the American Red Cross Cell Therapy Laboratory at the Penn-Jersey Region of American Red Cross, located at 700 Spring Garden Street, Philadelphia, PA 19123 (or other location as mutually agreed by the parties), in accordance with the terms hereof.

This agreement constitutes the Supply Agreement contemplated in Article 3.1 of the Manufacturing Agreement.

In consideration of the foregoing, of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the ARC and Customer (the “Parties”) hereby agree as follows:

1.0 Responsibilities of ARC

1.1 ARC will use reasonable efforts to provide source leukocytes and plasma products (“Services”) in connection with Customer’s clinical trial (the “Clinical Trial”), the protocol for which is entitled “A Phase Ill, Multinational, Multicenter, Randomized, Double-Blind, Parallel-Group, Placebo-Controlled Study to Evaluate the Safety, Tolerability and Efficacy of CureXcell™ as an Adjunct to Good Wound Care Measures in Treating Lower Extremity Chronic Ulcers in Adults with Diabetes Mellitus” (the “Clinical Protocol”). The Clinical Protocol is attached to this Agreement as Attachment A. In providing the Services, ARC will use reasonable efforts to collect source leukocytes and plasma (“Blood Related Material” or “BRM”) from eligible volunteer donors according to the Clinical Protocol). IRBs at other institutions participating in the Clinical Trial (including without limitation Customer’s IRB) will be responsible for conducting independent reviews of the Clinical Trial. The Parties agree, therefore, that the ARC IRB is not the IRB of record for these other institutions, each of which is responsible for compliance with regulations for the protection of human subjects of research at their respective sites. ARC will not be obligated to provide any Services to Customer until the Clinical Trial has met applicable regulatory and other legal requirements, including without limitation, review and approval by all required IRBs (including third party IRBs), receipt of confirmation that each such subject participating in the Clinical Trial has given all necessary informed consent and execution of required investigator agreements. Customer will provide a copy of their institutional IRB approval memo to ARC prior to the start of Services.

1.2 To the extent that ARC collects BRM requested by the Customer hereunder and determines that such BRM are acceptable under the terms of this Agreement as set forth in Attachment B, ARC will notify the Customer that the BRM are ready for shipment/pickup and the Customer will arrange for a courier. BRM supplied by ARC will meet the specifications set forth in Attachment B and will conform to FDA requirements and will be supplied in final finished form, including primary packaging and outer labeling in compliance with the relevant regulations, free and clear of any encumbrances or liens.ARC will document as part of the record the qualification parameters as mutually agreed to by the Parties.

2.0 Responsibilities of the Customer

2.1 Customer will submit a written request to ARC for Blood Products specifying the types, quantities and desired delivery dates with a minimum of seven (7) calendar days prior to the desired delivery date. This may come via electronic mail through the ordering system being used by Customer.

2.2 Customer will obtain all necessary approvals to use the BRM, including the approval of any IRB to the extent required by the Regulations (as defined in Article 3.0) prior to using such BRM.

2.3 Customer will make timely payment to ARC in accordance with Article 6.0.

2.4 ACCEPTANCE Customer will promptly inspect each shipment of BRM upon receipt and promptly upon discovery report to ARC all information concerning any BRM for which Customer has discovered or suspects irregularity, labeling error, damage, non-compliance or loss in shipping. In the event that the BRM delivered does not conform to the specifications or bears a labeling error and Customer rejects the BRM, ARC shall not charge Customer for such delivered BRM, and ARC shall make reasonable efforts to dispatch to Customer conforming replacement BRM.

2.4.1 Within two hours (2) hours of delivery to Customer, Customer must notify ARC of its rejection of BRM for failure to conform to the specifications as set forth in Attachment B and notify ARC of the circumstances giving rise to the rejection. If Customer does not reject the BRM in conformance with this Section, the BRM will be deemed accepted. Section 6.2 notwithstanding, Customer ‘s obligation to effect payment for any BRM alleged by Customer not to be in compliance with the specifications set forth in Attachment B shall be held in abeyance pending resolution of the matter.

2.5 Customer will ensure that the BRM are only used in accordance with the Clinical Protocol. Customer understands and agrees that under no circumstances may Customer use or permit the use of any BRM for any of the following purposes (each a “Prohibited Purpose”):

2.5.1.1  Resale or any other transfer to a third party, except to another entity participating in the Clinical Trial, or, with the consent of ARC; or

2.52 Any medical testing that is not pertinent to the Clinical Protocol.

2.6 Customer shall retain the right to source or procure BRM (or other blood products) from a source which is not the ARC.

3.0 Regulations: The Parties will comply with applicable laws and industry standards, including without limitation, requirements, regulations, standards, recommendations, specifications, guidelines and directives of the Food and Drug Administration (“FDA”); U.S. economic sanctions; anti-terrorism and anti-money laundering laws; the USA PATRIOT Act; laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control; and Executive Order 13224 (“Regulations”).

4.0 Withdrawals Returns and Recalls.

4.1 Customer understands and agrees that ARC may withdraw or recall any BRM prior to use by Customer upon ARC determination that the BRM may not be suitable for transfusion. ARC will not accept any return of the BRM under any other circumstances.

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4.2 In the event of an adverse event report or recall, or a suspected adverse event, Customer may request and ARC will assist Customer by providing relevant information to determine whether the relevant donor (later) tested positive for any diseases tested for by the ARC; provided that the ARC will not reveal the identity of any blood donor.

5.0 Ownership: Ownership of the BRM is transferred to Customer’ upon delivery of those BRM by ARC to the carrier or Customer’s designated location, regardless of the method of shipment. At that time, Customer will own the BRM and be solely responsible for any loss, destruction or damage to them, as well as any liability arising from the BRM. Claims for loss of or damage to the BRM are the responsibility of Customer and should be reported to the carrier and ARC within forty-eight (48) hours of Customer’s first awareness of the loss or damage.

6.0 Fees and Payment:

6.1 Customer will pay ARC the fees for the Services as listed in Attachment B (“Fee”), subject to adjustment as provided in this Section 6.1. It is clarified that notwithstanding anything to the contrary herein or in Attachment B, Customer shall only be required to pay the Fee in respect of BRM that Customer actually accepts in accordance with Section 2.4.

6.1.1 This Agreement is subject to compliance by the Parties with: (a) all recommendations from, or requirements mandated by applicable state or federal agencies, and (b) requirements of applicable accreditation agencies. Customer is responsible for the incremental costs of such recommendations and requirements, so long as ARC provides Customer with sixty (60) days’ prior, written notice of such incremental costs.

6.1.2 In addition ARC may amend the Fees once during each twelve (12) month period of the Term (as defined in Article 8.0), so long as ARC provides Customer with one hundred and twenty (120) days’ prior written notice, effective on the first day of each successive Term provided that such fee increase shall not exceed the cumulative rate increase of Medical CPI from the period of the Effective Date of this Agreement.

6.1.3 Subsection 6.1.2 notwithstanding, the ARC reserves the right to modify Fees due to Customer modifications and BRM specifications including but not limited to the following: (a)Customer’s additional requirements, Clinical Protocol modifications or BRM specifications such as ABO typing specificity or CMV status; or (b) modification of process which could adversely affect the usability of red cells. In the event of such Fee increase, ARC will notify Customer prior to BRM collection.

6.2 ARC will issue periodic invoices for Services provided to Customer. Customer will pay ARC in immediately available funds within sixty (60) days of receipt of invoice. Customer will pay a late fee on all amounts outstanding in excess of thirty (30) days following the date of invoice at an annual average rate of eighteen percent (18%), computed at one and one-half percent (1.5%) per month, or, the maximum percentage established by the governing law referenced in Section 9.3, whichever is lower. Customer’s eligibility for discounts is in ARC’s sole discretion. Customer and ARC, as applicable, will provide information on all discounts or rebates, as applicable, to government health care programs and other entities in accordance with the Regulations.

6.3 Under no circumstances will ARC be required to submit any bills or claims for the Services provided pursuant to this Agreement to any patient, insurance company, health maintenance organization, governmental program, or any other third party payer.

6.4 In the event that the time elapsed between the collection of BRM and the delivery to the Customer’s contracted manufacturing site (currently located at the ARC facility) exceeds 7.5 hours, Customer is permitted to terminate the applicable order without compensation to ARC with respect to the order as its sole remedy.

7.0 Exclusion of Liability and Indemnification

7.1 Notwithstanding anything herein to the contrary, neither Party is liable to the other for any breach, loss or damage of any kind arising out of delay or failure to perform any obligation in this Agreement if such delay or failure occurs for reasons beyond that Party’s control, including without limitation, delay or failure caused by: unavailability, failure or shortage of power or supplies; fire, flood, storm or abnormally inclement weather; act of God; act of war, terrorism, strike, work stoppage, other labor unrest, or riot; act or omission of the government (including FDA withdrawal and recall recommendations); inadequate voluntary donations of BRM; an act or omission in the process of manufacture, production or supply under the control of third parties; or any other emergency. In the event that such force majeure continues for a period of more than thirty (30)) days, Customer shall be entitled to terminate this Agreement.

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7.2 Under no circumstances will ARC be liable or responsible to Customer for the unavailability of BRM either in the quantity requested or at the time specified, provided that ARC makes reasonable commercial efforts to collect and supply such BRM.

CUSTOMER ACKNOWLEDGES THAT RESULTS OF TESTS PERFORMED BY ARC ARE NOT GUARANTEED BY ARC AND THAT THE ELIMINATION OF SOME ERRORS (EITHER FALSE POSITIVES OR FALSE NEGATIVES) IS NOT POSSIBLE DUE TO THE NATURE OF THE TESTS.

7.3 EXCEPT FOR THE EXPRESS WARRANTIES MADE IN THIS AGREEMENT, ARC MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE BRM, INCLUDING ANY THAT MAY BE IMPLIED BY LAW, RELATING TO MERCHANTABILITY, FITNESS OF USE OR OTHERWISE. IF ARC IS FOUND LIABLE FOR DAMAGES FOR BREACH OF THIS AGREEMENT, ARC’S TOTAL LIABILITY WILL BE LIMITED TO THE FEES PAID BY THE CUSTOMER FOR THE BRM. ANY CLAIMS AGAINST ARC FOR INDIRECT, INCIDENTAL, PUNITIVE, RELIANCE, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, ADVANTAGE, SAVINGS OR REVENUES OF ANY KIND, ARE EXCLUDED. THE LIMITATION ON LIABILITY AND DISCLAIMER OF DAMAGES UNDER THIS SECTION 7.3 SHALL NOT APPLY TO AMOUNTS OWING UNDER AN INDEMNIFICATION.

7.4 Except to the extent otherwise limited in this Agreement, Customer agrees to indemnify, defend and hold ARC, its directors, officers, governors, employees, volunteers and agents (“ARC Indemnitees”) harmless from and against all liability and expense (including court costs and attorneys’ fees) (“Liabilities”) arising from claims for bodily injury, death or property damage, which the ARC Indemnitees may incur, suffer, become liable for, or which may be asserted or claimed against ARC Indemnitees as a result of (a) the acts, errors or omissions of Customer, its directors, officers, employees, contractors, affiliates, subcontractors, agents, customers or clients as a result of or while performing its obligations hereunder or arising otherwise from the use, or handling of BRM, (b) patient care provided to the recipient of the BRM that is solely and directly related to such recipient’s treatment with Customer’s CureXcell product and is not attributable to a pre-existing medical condition or underlying disease, (c) the research, development, manufacture, sale, distribution and use of any BRM (or a product that contains the BRM) by Customer or a third party, (d) any alleged infringement by the Customer of any patent, trademark, copyright, or other intellectual property, right or trade secret of a third party as it relates to the BRM and/or use of the BRM, (e) any breach of this Agreement by the Customer, all except to the extent and proportion such Liabilities are caused by the negligence or wrongful act or omission of ARC or any of the ARC Indemnitees or (f) for the treatment of any adverse reaction, resulting solely from the participation in the Study in strict compliance with the Protocol, experienced by a Study Participant, to the extent that such expenses are not otherwise covered, all except to the extent and proportion such Liabilities are caused by the negligence or wrongful act or omission of ARC or any of the ARC Indemnitees.

7.5 Except to the extent otherwise limited in this Agreement, ARC agrees to indemnify, defend and hold Customer, its directors, officers, governors, employees, volunteers and agents (“Customer Indemnitees”) harmless from and against all liability and expense (including court costs and attorneys’ fees) (“Liabilities”) arising from claims for bodily injury, death or property damage, which the Customer Indemnitees may incur, suffer, become liable for, or which may be asserted or claimed against Customer Indemnitees as a result of (a) the acts, errors or omissions of ARC, its directors, officers, employees, contractors, as a result of or while performing its obligations hereunder and (b) the use of or handling of the BRM by ARC pursuant to this Agreement.

7.6 Each of Customer and ARC, as applicable, specifically understands and agrees that the indemnification set forth in Section 7.4 and Section 7.5 will include, but not be limited to: (a) workers compensation claims of Customer’s or ARC’s employees, agents, contractors or subcontractors which may arise from their handling of BRM, (b) claims Customer’s or ARC’s employees, agents, contractors, subcontractors,or clinical trial participants may personally make against ARC or Customer, Customer understands that its indemnification obligation as set forth in Section 7.4 will include but not be limited to (a) any claim for damages arising from any subrogation attempt against ARC by Customer’s insurers, and (b) any claim against ARC, direct or indirect, arising in any manner from the provision of BRM by Customer to any customer of Customer, or, any other third party, whether such claim is made in a domestic court of law or foreign court of law.

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7.7 The indemnification provided under Section 7.4 and Section 7.5 is not exclusive of any other rights to which ARC or Customer, as applicable, may be entitled.

7.8 Any claim for indemnification by an indemnitee made upon an indemnitor under this Article 7 shall be conditioned upon: (a) the indemnitee providing notice to the indemnitor of any claim for indemnification (or facts likely to give rise to such claim) as soon as such indemnitee has become aware of such a claim or such facts; (b) the indemnitee permitting the indemnitor to assume full responsibility for the investigation of, preparation for, and defense of any claim for which indemnification is sought; (c) indemnitee assisting indemnitor, at indemnitor’s reasonable expense, in the investigation of, preparation for, and defense of, any claim; (d) Indemnitee not compromising or settling any such claim without indemnitor’s prior written consent. Notwithstanding anything to the contrary contained herein, the indemnitor shall have the right to settle any such claim without the consent of the indemnitee(s), if such settlement includes an unconditional release of the indemnitee from any liability. Nothing in this Agreement shall prevent any indemnitee from hiring its own counsel at its own expense.

7.9 INSURANCE. During the Term, the Parties shall maintain liability insurance in an amount not less than ***** and medical malpractice insurance in an amount not less than *****. Upon request, a Party shall provide the other Party with a certificate of such insurance.

8.0 Term, Termination and Survival

8.1 This Agreement will be effective beginning the first instance where Customer requested BRM from ARC prior to Agreement execution (“Effective Date”) and continue for twenty-four (24) months (“Term”) from the date last executed below unless earlier terminated as described herein. The Term of this Agreement shall automatically renew for subsequent twelve(12) month terms, unless written notice of termination is provided by a party to the other party at least nine (9) months prior to the then-current term.

8.2 A Party may unilaterally terminate this Agreement: (a) if the other Party fails to fulfill any one or more of its material obligations under this Agreement (“Breach”) and the Breach continues for a period of thirty (30) days after the non-breaching Party sends written notice of the Breach, (b) if any of the Regulations are amended in a way that precludes a Party from performing its obligations under this Agreement, and same cannot be rectified with reasonable effort by such party, effective upon the effective date of the amended Regulation; or (c) if a Party ceases to operate or otherwise function as a business.

8.2.1 Consequences of Termination.

(a) The expiration or termination of this Agreement will not relieve the ARC from using reasonable efforts to deliver any BRM ordered prior to the effective date of such expiration or termination.

(b) Customer will pay the ARC for BRM delivered in accordance with this Agreement prior to the effective date of expiration or termination of this Agreement.

(c) Promptly after the expiration or termination of this Agreement for any reason, the Parties will return to each other all tangible manifestations of each other’s Confidential Information (as defined in the Manufacturing Agreement) at the time in the possession of either Party, or with the written permission of the other Party, destroy such items; provided that each Party may retain one (1) tangible manifestation of the other Party’s Confidential Information in its legal department for archival purposes.

(d) Expiration or termination of this Agreement will not relieve either Party of any liability having accrued hereunder prior to the effective date of such expiration or termination.

8.3 Unless otherwise provided in this Agreement, the following provisions will survive termination or expiration of this Agreement: Sections 2.5, 8.3, 9.1 – 9.5 and 9.11, Articles 4, 5, 6 and 7.

9.0 General Terms and Conditions

9.1 Confidentiality: The provisions of Article 10 of the Manufacturing Agreement are incorporated herein by reference, and shall be applied herein mutatis mutandis. Without derogating from the foregoing neither Party will disclose to any third party any provision in this Agreement unless: (a) required by law, in which case, the disclosing Party will provide prompt advance notice of disclosure so the other Party may seek a protective order or other remedy; (b) required by an accreditation or regulatory agency during an inspection, in which case, the disclosing Party will protect the disclosures through the use of a comprehensive nondisclosure agreement, or (c) such disclosure is to the disclosing Party’s legal or financial advisor(s), in which case, the disclosing Party will protect the disclosures through the use of a comprehensive nondisclosure agreement.

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9.2 Name and Marks: No Party will use the name, logo or marks of the other without prior written authorization, provided, however, that the Parties may disclose the relationship created by this Agreement.

9.3 Governing Law: This Agreement is governed by the laws of the Commonwealth of Pennsylvania without giving effect to such State’s choice or conflict of law rules or principles.

9.4 Notices: The Parties will provide the notices required by this Agreement by certified or registered first-class mail, return receipt requested, or, by a recognized overnight courier service that provides proof of delivery, to the names and addresses in the signature block. A Party may change its notice address by providing the other Party with prior written notice of the change of address.

9.5 Interpretation: All references to ‘days’ in this Agreement are to calendar and not business days, unless specified otherwise. If there is a conflict between this Agreement and any unreferenced attachment, order, request for proposal, proposal, invoice or verbal agreement, the terms of this Agreement govern. The descriptive headings contained in this Agreement are included for convenience of reference only and do not affect the meaning or interpretation of this Agreement. This Agreement, which includes its preamble and attachments, is the entire understanding of the Parties for the supply of Services, and replaces all prior agreements and undertakings between the Parties for the supply of Services. No single remedy in this Agreement is exclusive of any other remedy in the Agreement. In addition, the rights and remedies in this Agreement are not exclusive and are in addition to any other rights and remedies provided by the Regulations.

9.6 Modification, Assignment and Subcontracting: Unless otherwise provided in this Agreement, this Agreement will not be modified, assigned or subcontracted unless the Parties agree in writing.

9.7 Waiver: No waiver of any default of, or failure to enforce, any provision in this Agreement will: (a) be deemed a waiver of any other default or right to enforce any other provision, or (b) affect the right of a Party to require prompt performance of the defaulted or unenforced provision at any future time, or (c) be deemed a waiver of the same provision on any other occasion.

9.8 Severability: If any provision in this Agreement is unenforceable and removed, the remaining provisions will remain in full force and effect. If applicable, the Parties will negotiate an enforceable provision that is similar to the removed provision.

9.9 Relationship of the Parties: Each of the Parties will participate in this Agreement as an independent contractor. This Agreement does not create any association, agency, partnership, employment relationship or joint venture between the Parties.

9.10 Counterparts: This Agreement may be executed in two or more counterparts, and when executed by both Parties, each counterpart will be deemed an original but all of which together will constitute one and the same Agreement.

9.11 Disputes: The Parties shall make all reasonable efforts to amicably resolve any disputes arising out of or relating to this Agreement. All disputes between the Parties arising from or relating to this Agreement or the breach hereof that cannot otherwise be resolved informally shall be conclusively settled by binding arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration in effect at the time the demand for arbitration is filed by the demanding party, as supplemented by the further requirements of this Section.

Such arbitration shall be conducted by three (3) arbitrators, with each Party selecting one arbitrator within seven (7) days after the serving of a statement of claim by the claimant on the respondent, and the two (2) selected arbitrators selecting a mutually agreeable third arbitrator within fifteen (15) days thereafter from a list of qualified potential arbitrators, or if such arbitrators are unable to select such third arbitrator within such time period, a third arbitrator appointed by the CPR Institute promptly thereafter. The place of Arbitration shall be Philadelphia, PA, USA in the English language and the award shall be rendered in the United States. The decision of the arbitrators shall be final and conclusive and shall be binding upon the Parties. By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies or to order any Party or Parties to request that a court modify or vacate any temporary or preliminary relief issued by that court, and to award damages for the failure of any Party to comply with the arbitral tribunal’s orders to that effect.

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Authorized representatives of the Parties have executed and delivered this Agreement as of the Effective Date.

IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have executed this Agreement effective as of the Effective Date.

THE AMERICAN NATIONAL RED CROSS PENN-JERSEY REGION		MACROCURE LTD.

SIGNATURE:	/s/ Brigid O’Neill LaGier	SIGNATURE :	/s/ Nissim Mashiach
PRINTED NAME:	Brigid O’Neill LaGier	PRINTED NAME:	Nissim Mashiach
DATE:	3/26/13	DATE:	3/18/13
ADDRESS:	American Red Cross	ADDRESS:
700 Spring Garden St.
Philadelphia, PA 19123

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ATTACHMENT A

CLINICAL PROTOCOL

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ATTACHMENT B

FEE SCHEDULE AND DELIVERY

No pooling of blood or blood products occurs during the manufacture of CureXcellTM, therefore each production lot of the BRM must derive from a single donor blood unit and at no time should there be pooling of blood units or components during the manufacturing process.

Table	Source and Starting BRM of Biological Origin

Biological Raw Material	Biological Source	Country of Origin	Manufacturer	Step	Suitability for Use
Source Leukocytes (US Product code *****)	Donor source leukocytes derived from a normal blood donor	USA	***** per batch	Step 1: Incubation of leukocytes	Negative for blood banking infectious disease tests Suitable for intended recipient

Plasma (US Product code *****)	Plasma derived from the same normal donor as the source donor leukocytes	USA	***** per batch	Step 1: Coagulation of Plasma by addition of CaCl2/incubation	Negative for blood banking infectious disease tests Suitable for intended recipient

Specifications: This blood unit must be donated by an age 18-40 years old healthy volunteer repeat donor.

SHIPPING: Customer shall be responsible for shipping/pickup of BRM and related expenses.

STORAGE REQUIREMENTS: Storage will be pursuant to FDA and current ARC regulations but must also comply with requirements specified in the clinical trial Investigational Drug Application and Clinical Trial Application and be maintained at room temperature out of any direct sunlight or other severe conditions.

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